Exhibit 99.1

Kevin M. Twomey Joins MedAssets Board of Directors

ATLANTA — June 22, 2015 — MedAssets, Inc. (NASDAQ: MDAS) is pleased to announce that Kevin Twomey has joined the company’s board of directors, and will also serve as an independent member of the compensation committee as well as the governance and nominating committee.

“Kevin has had a distinguished career as a senior executive officer and board member for a number of leading public companies. He has also been a member of a number of boards of directors, and has helped them evaluate and consider many similar issues before MedAssets today as we’ve embarked on our business transformation and value creation plan,” said Halsey Wise, MedAssets chairman and chief executive officer. “On behalf of our board of directors, we welcome Kevin to MedAssets and look forward to our board and executive management team benefiting from his invaluable insights, experience and commitment to serving our company in the interests of our shareholders.”

From 1999 to 2006, Mr. Twomey was president of The St. Joe Company (NYSE: JOE). He served as vice chairman and chief financial officer of H.F. Ahmanson & Company and its principal subsidiary, Home Savings of America, from 1993 to 1998. Mr. Twomey has been a financial executive with other major financial institutions, and also served in the United States Navy and was a commander in the Naval Reserve.

Mr. Twomey earned a bachelor’s degree with distinction from the University of Virginia, an MSA degree from The George Washington University and an MBA from Duke University. He serves on the board of directors of PartnerRe Ltd. (NYSE:PRE) and Prime Property Fund, LLC, and previously served on the board of directors of Acxiom (NASDAQ: ACXM), Novelis and Intergraph.

About MedAssets

MedAssets (NASDAQ: MDAS) is a healthcare performance improvement company focused on helping providers realize financial and operational gains so that they can sustainably serve the needs of their community. Approximately 4,500 hospitals and 123,000 non-acute healthcare providers currently use the company’s evidence-based solutions, best practice processes and analytics to help reduce the total cost of care, enhance operational efficiency, align clinical delivery and improve revenue performance across the care continuum. For more information, please visit www.medassets.com.

Contact:

Robert Borchert

678.248.8194

rborchert@medassets.com

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